                                                                    Exhibit 10.3


PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[***]".

     THIS FIXED POINT MICROWAVE SERVICES AGREEMENT is made and entered into as of the 1st day of December, 1997 (the "EFFECTIVE DATE"), by and between PathNet, Inc. ("PATHNET"), a Delaware corporation and Northeast Missouri Electric Power Cooperative ("INCUMBENT"), a Missouri corporation (collectively, the "PARTIES" and each, a "PARTY".

                                 W I T N E S S E T H:

     WHEREAS, PathNet is engaged in the business of creating high capacity, digital, microwave communications systems for purposes of marketing and selling the excess long distance telecommunications capacity created by such systems;

     WHEREAS, Incumbent is the owner and operator of an existing microwave telecommunications system that is used for critical communications in Incumbent's business;

     WHEREAS, Incumbent desires to engage PathNet as, and PathNet desires to act as, Incumbent's sole representative for the purpose of (i) installing, managing and operating a high capacity digital microwave system along Incumbent's current microwave paths, and (ii) marketing and selling any Excess Capacity (as defined below) created by such high capacity digital microwave system;

     WHEREAS, following the installation of the high-capacity, digital communications system described herein, Incumbent will be allocated capacity on channels from the Initial System (as defined below) for the necessary expansion and enhancement of Incumbent's internal communications and operational needs;

     WHEREAS, given the critical nature of the operational communications contemplated to be conducted by Incumbent through the high capacity digital microwave system to be installed by PathNet, the parties recognize that any interruption in Incumbent's communications service, other than as may be provided by the terms hereof, would be materially adverse to the public interest and could involve adverse public safety consequences;

     WHEREAS, the intentions of the parties hereto are to provide Incumbent with a reliable long-term communications capability;



     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:



SECTION 1.     DEFINITIONS.

     1.1 DEFINITIONS As used in this Agreement, the following terms shall have the meanings indicated:

          1.1.1 1/0 MULTIPLEXER: Any device that multiplexes capacity between the DS-1 and the DS-0 levels.

          1.1.2 1 X 1: A microwave radio configuration consisting of a primary and a protect radio.

          1.1.3 AFFILIATE: With respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

          1.1.4 AGREEMENT: This Fixed Point Microwave Services Agreement, including the Schedules and Exhibits attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

          1.1.5     ALARM AND EVENT REPORT:  As defined in SECTION 7.7 of
     SCHEDULE A.

          1.1.6     AMENDED SCHEDULE B:  As defined in SECTION 19.15.

          1.1.7     AS-BUILT DRAWING:  As defined in SECTION 4.1.4 of
     SCHEDULE A.

          1.1.8 AVAILABLE EXCESS CAPACITY: The total PathNet Excess Capacity available for use or sale on the System at any given time from Commissioning through the Expiration Date.

          1.1.9 AVERAGE SOLD EXCESS CAPACITY: The cumulative average of [(PathNet Excess Capacity - Available Excess Capacity)/PathNet Excess Capacity] taken as a percentage.

          1.1.10 BIT ERROR RATE: The number of received bits in error compared to the total number of bits received.

          1.1.11    BREACHING PARTY:  As defined in SECTION 18.2.3.

          1.1.12 BUSINESS DAY: Any day other than a Saturday, a Sunday, or a day on which the banking institutions in either New York, New York, or the city and state in which the principal executive offices of PathNet within the United States are located, are not open for business.

          1.1.13 CAPACITY EXPANSION: An increase in telecommunication channels a System is able to transmit, receive and transport above those created by the installation of the Initial System, achieved by an addition to or change in equipment.

          1.1.14 CAPACITY EXPANSION SCHEDULE: As defined in SECTION 7.1 of SCHEDULE A.

          1.1.15 CERCLA: Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 6901 ET SEQ., as amended.

          1.1.16    CHANNEL PLAN:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.17 COMMISSIONING: With respect to each path or Segment, the date on which the circuits of such path or Segment are available for service after completion of all required site acceptance testing on the Initial System or any Capacity Expansion.

          1.1.18    CUSTOMER AGREEMENTS:  As defined in SECTION 10.8.1.

          1.1.19    CUTOVER PLAN:  As defined in SECTION 4.1.1 of SCHEDULE A.

          1.1.20    DEFICIENCY LIST:  As defined in SECTION 5.7 of SCHEDULE A.

          1.1.21    DISPUTE:  As defined in SECTION 18.2.1.

          1.1.22 DROP AND INSERT: That process wherein a part of the information carried in a transmission system is demodulated (dropped) at an intermediate point and different information is entered (inserted) for subsequent transmission.

          1.1.23 DS-0: 64,000 bits per second; The world-wide standard speed for digitizing one voice conversation using pulse code modulation, which is approximately equivalent to a single voice or data channel.

          1.1.24    DS-1:  24 DS-0's.

          1.1.25    DS-3:  672 DS-0's or 28 DS-1's.

          1.1.26 EFFECTIVE DATE: As defined in the introductory paragraph of this Agreement or the date of any AMENDED SCHEDULE B, as the context indicates.

          1.1.27 ERROR FREE SECOND: Any one-second interval that does not contain a measurable bit error.

          1.1.28 ENCUMBRANCES: Any security interests, mortgages, liens, pledges, charges, claims, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and other encumbrances whether or not relating to the extension of credit or the borrowing of money. To "Encumber" shall mean to effect any Encumbrance.

          1.1.29 EQUIPMENT: Any and all digital microwave radios, radio components, cards, antennas, waveguides, multiplexers, software and other equipment or parts required for the operation of the System provided and installed by PathNet as set forth on EXHIBIT A-1 to SCHEDULE A.

          1.1.30 ERRORED SECONDS: Any one-second interval during which one or more bit errors occur.

          1.1.31    ESCROW AGREEMENT:  As defined in SECTION 5 .

          1.1.32 EXCESS CAPACITY: The PathNet Excess Capacity and the Incumbent Excess Capacity.

          1.1.33 EXISTING SYSTEM INVENTORY: As defined in SECTION 1.1 of SCHEDULE A.

          1.1.34 EXPIRATION DATE: The date on which this Agreement and the rights and obligations hereunder are terminated or expire in accordance with SECTION 3.

          1.1.35 FAA: The Federal Aviation Administration, or any other Federal agency at the time administering tower registration requirements and regulations.


          1.1.36 FACILITIES: Incumbent's towers, shelters, sites and all equipment owned by Incumbent relating to and used in association with such towers, shelters and sites for the purpose of operating the System.

          1.1.37 FAILED SECOND: Any one-second interval that has 1,544 bit errors at a DS-1 rate.

          1.1.38 FCC: The Federal Communications Commission, or any other Federal agency at the time administering the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended and the rules and regulations promulgated thereunder.

          1.1.39 FCC CODE: The Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended and the rules, regulations and policies promulgated thereunder and related thereto.

          1.1.40    FIRST EXTENSION PERIOD:  As defined in SECTION 3.1.3.

          1.1.41    FORCE MAJEURE EVENT:  As defined in SECTION 17.3.

          1.1.42    FORM 415:  As defined in SECTION 11.1.1.

          1.1.43 FREQUENCY AVAILABILITY MODEL: As defined in SECTION 1.1 of SCHEDULE A.

          1.1.44 FREQUENCY DIVERSITY: A method of protecting a radio signal by providing a second radio signal on a different frequency, which will assume the radio signal load when the regular channel fails.

          1.1.45 GOVERNMENTAL AUTHORITY: Any nation or government, any state or other political subdivision thereof and any court, panel, judge, board, bureau, commission, agency or other entity, body or other person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.


          1.1.46    INCUMBENT:  As defined in the introductory paragraph.

          1.1.47    INCUMBENT DESIRED PATH:  As defined in SECTION 10.3.

          1.1.48    INCUMBENT ESTIMATED COSTS:  As defined in SECTION 4.1.2.

          1.1.49    INCUMBENT EXCESS CAPACITY:  As defined in SECTION 10.1.2.

          1.1.50    INCUMBENT ITEMS:  As defined in SECTION 4.1.1.

          1.1.51    INCUMBENT PAYMENT CAP:  As defined in SECTION 4.1.3.

          1.1.52    INCUMBENT REPRESENTATIVE:  As defined in SECTION 19.12.

          1.1.53    INITIAL PERIOD:  As defined in SECTION 3.1.2.

          1.1.54 INITIAL SYSTEM: The initial system with a 1 x 1 configuration which is comprised of the first 84 DS-1's (which is equivalent to 2,040 DS-0's) of the System and the System's 84 DS-1 protect channels.

          1.1.55 INTERCONNECTION: The point at which a private network is connected to (i) the PSTN, which can include IXC POPs, tandem access points, the central office, internet service providers, or major industrial customer points of presence or (ii) another private network.

          1.1.56 INTERFERENCE: Any measurable impairment in the performance of the System or the quality of the signals received or transmitted on the System.

          1.1.57 IXC: An inter-exchange carrier; a telephone company that provides long-distance telephone service between LATA's but not within any one LATA.

          1.1.58 JUDGMENT: Any order, judgment, writ, decree, award or other determination, decision or ruling of any court, judge, justice or magistrate, any other Governmental Authority or any arbitrator.

          1.1.59 LATA: Local Access and Transport Area; one of 161 local geographic areas in the United States within which a local telephone company may offer telecommunications services.

          1.1.60    LEASED PREMISES:  As defined in SECTION 6.1.

          1.1.61    LEASED PREMISES ENCUMBRANCE:  As defined in SECTION 6.10.

          1.1.62 LOSSES: Any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, tax deficiencies and taxes (including interest and penalties thereon) sustained, suffered or incurred by any third party arising from any matter which is the subject of indemnification under
     SECTION 15.

          1.1.63 MAINTENANCE SERVICES AGREEMENT: The Maintenance Services Agreement, by and between PathNet and Incumbent, as the same may be amended from time to time in accordance with its terms.

          1.1.64 MATERIAL ADVERSE EFFECT: Any event, fact, circumstance or occurrence, which results or would result in a material adverse change in or a material adverse effect on any of: (i) the condition (financial or otherwise), business, performance, operations, properties, or prospects of such Person; (ii) the legality, validity or enforceability of this Agreement; or (iii) the ability of such Person to perform its material obligations under this Agreement.

          1.1.65    MODIFICATIONS SOW:  As defined in SECTION 2.1 of SCHEDULE A.

          1.1.66 NETWORK MANAGEMENT SYSTEM: As defined in SECTION 7.6 of SCHEDULE A.

          1.1.67 NETWORK MONITORING CENTER: As defined in SECTION 7.5 of SCHEDULE A.

          1.1.68    NON-BREACHING PARTY:  As defined in SECTION 18.1.2.

          1.1.69    NOTICE OF ELECTION:  As defined in SECTION 16.3.

          1.1.70 OC-3 MULTIPLEXER: Any device that multiplexes capacity between the OC-3 and the DS-1 levels.

          1.1.71 ORDER WIRE: A service channel consisting of a 64,000 bit per second circuit between sites.

          1.1.72    OSHA:  The Occupational Safety and Health Act, as amended.

          1.1.73    OTHER AGREEMENTS.  As defined in SECTION 19.4.

          1.1.74 OUTAGE: When the Bit Error Rate in each second is worse than 10-3 for a period of ten (10) consecutive seconds.

          1.1.75 PART 101: Part 101 of Title 47 of the Code of Federal Regulations, as amended.

          1.1.76    PARTY:  As defined in the introductory paragraph.

          1.1.77    PATH STUDIES:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.78    PATHNET:  As defined in the introductory paragraph.

          1.1.79    PATHNET ESTIMATED COSTS:  As defined in SECTION 4.3.2.

          1.1.80 PATHNET EXCESS CAPACITY: At any given time, the telecommunications channels or DS-0's that the System creates, transports and receives, less the capacity allocated to Incumbent and to the protect channels pursuant to the Channel Plan, as amended from time to time.

          1.1.81    PATHNET ITEMS:  As defined in SECTION 4.3.1.

          1.1.82 PATHNET SOFTWARE: The software (including applications software and systems software) owned or licensed from a third party by PathNet or owned or developed by PathNet used to provide the services covered in this Agreement.

          1.1.83    PCN:  A Prior Coordination Notice sent pursuant to Part 101.

          1.1.84 PERMITS: Any and all authorizations, approvals, consents, licenses, permits, easements, certificates and other rights and permissions necessary to conduct such Person's business and to own, lease and operate such Person's properties as currently or as anticipated to be conducted, owned, leased or operated.

          1.1.85 PERSON: An individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, or other entity of any kind or any Governmental Authority.

          1.1.86 POP: Point Of Presence; The interconnection between any two facilities based networks.

          1.1.87    PROGRESS REPORT:  As defined in SECTION 4.1.2 of SCHEDULE A.

          1.1.88 PRE-COMMISSIONING TEST EQUIPMENT: All equipment required for the testing required to be performed on the System pursuant to SECTION 5 of SCHEDULE A, including, but not limited to, all required digital volt meters, optical power meters, oscilloscopes, RF signal generators, noise figure meters, noise figure test sets, RF variable attenuators, DADE adjust cables, receiver card extenders and extension cords.

          1.1.89    PRELIMINARY CONSTRUCTION SCHEDULE:  As defined in SECTION
     1.1 of SCHEDULE A.

          1.1.90    PROJECT DRAWINGS:  As defined in SECTION 1.3 of SCHEDULE A.

          1.1.91 PROJECT MANAGEMENT PLAN: As defined in SECTION 4.1.1 of SCHEDULE A.

          1.1.92    PROJECT SCHEDULE:  As defined in SECTION 4.1.1 of
     SCHEDULE A.

          1.1.93 PROTECTION CONFIGURATION: An engineering plan under which channel capacity is protected either on a fully redundant basis or on a 1 x n protection basis.

          1.1.94    PSTN:  Public Switched Telephone Network.

          1.1.95    QUARTERLY REVENUE REPORT:  As defined in SECTION 10.10.

          1.1.96    RCRA:  Resource Conservation and Recovery Act, 42 U.S.C.
     Section 9601 ET SEQ., as amended.

          1.1.97 REQUIREMENT OF LAW: With respect to any Person, all Federal, state and local laws, rules, regulations, Judgments, injunctions, standards, codes, limitations, restrictions, conditions, prohibitions, notices, demands or other requirements or determinations of a court or other Governmental Authority or an arbitrator, applicable to or binding upon such Person, any of its property or any business conducted by it or to which such Person, any of its assets or any business conducted by it is subject.

          1.1.98    REVENUE:  As defined in SECTION 10.11.4 .

          1.1.99    SECOND EXTENSION PERIOD:  As defined in SECTION 3.1.4.

          1.1.100 SEGMENT: The portion of a microwave communications network existing between two geographic points. For purposes of this Agreement, Segment A is the portion of Incumbent's microwave communications network between Sawyer and Thomas Hill, Missouri, as set forth in SCHEDULE B and any additional Segments added to the System pursuant to an AMENDED SCHEDULE B are identified as Segment B, Segment C, and Segment D, etc.

          1.1.101   SERVICES:  As defined in SECTION 8.1 .

          1.1.102 SEVERELY ERRORED SECONDS: Any one second interval where the Bit Error Rate is greater than or equal to 1 x 10-3 at a DS-1 rate regardless of the cause of degradation affecting the channel error performance including, but not limited to, unprotected equipment failures and any other factors that contribute to poor performance.

          1.1.103 SONET: Synchronous Optical Network; a family of fiber-optic transmission rates from 51.84 Mbps to 13.22 Gbps, created to provide the flexibility needed to transport many digital signals with different capacities and to provide a standard to which manufacturers may design.

          1.1.104 SPACE DIVERSITY: Protection of a radio signal by providing a separate antenna on the same tower to assume the radio signal load when the regular transmission path on the primary antenna fades, thereby ensuring continuous transmission.

          1.1.105 SPARE PARTS: The equipment and parts provided by PathNet to Incumbent pursuant to the performance of Incumbent's obligations under the Maintenance Services Agreement.

          1.1.106   SPECIFICATIONS:  As defined in SECTION 8.2.

          1.1.107   STATION LOG BOOK:  As defined in SECTION 6.2 of SCHEDULE A.

          1.1.108 SUBCONTRACTORS: Any firm, corporation, or person working directly or indirectly for a company that furnishes or performs a portion of the work, labor or material.

          1.1.109 SWITCHED MOD SECTION: A section of network between two adjacent back-to-back terminals.

          1.1.110 SYSTEM: The high capacity digital SONET microwave radio equipment, antenna, waveguide, Facilities, Network Management System, all other equipment and materials related thereto, and FCC licenses and other licenses and Permits related thereof, operated for the purpose of transmitting, receiving and transporting telecommunications signals over Incumbent's Segments set forth on SCHEDULE B.

          1.1.111   SYSTEM BUDGET:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.112   SYSTEM DESIGN:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.113 TECHNOLOGY: Inventions, ideas, processes, formulas, and know-how.

          1.1.114   TOWER ANALYSIS:  As defined in SECTION 1.1 of SCHEDULE A.

          1.1.115   VENDOR CREDIT ASSURANCES:  As defined in SECTION 4.5.1.


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

          1.1.116 WAYSIDE CHANNELS: The additional DS-1 of telecommunications capacity within each radio beyond the base OC-3 capacity.


     1.2 TERMS GENERALLY The definitions in SECTION 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "herein," "hereof," "hereto" and "hereunder" and words of similar import refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereto unless the context shall otherwise require. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the "certificate of incorporation," "articles of incorporation," "charter," "organizational or constituent documents", "operating agreement" or "bylaws" of any Entity, to any agreement (including this Agreement) or other contract, instrument or document or to any agreement statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number and "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.


SECTION 2.     RELATIONSHIP OF THE PARTIES.

     2.1 LESSEE, INDEPENDENT CONTRACTOR, REPRESENTATIVE AND NETWORK MANAGER Incumbent shall appoint PathNet and PathNet shall serve in the following capacities during the term of this Agreement:

          (i) In the role of lessee, PathNet will lease from Incumbent an interest in Incumbent's sites and Facilities on which to build and operate the System. As consideration for such leasehold interest and the other rights and obligations set forth in this Agreement, PathNet will pay the consideration to Incumbent as set forth in SECTION 5.

          (ii) As an independent contractor, PathNet will serve as Incumbent's sole and exclusive representative in performing analytical pre-design and design services and installing, testing and ensuring the performance of the System, as well as any upgrades to such System in accordance with the terms and conditions set forth in SECTION 7 and in SCHEDULE A.

          (iii) As the exclusive representative for the marketing and sale of Excess Capacity for Incumbent, PathNet will market and sell the Excess Capacity created by System, as described in SECTION 10.

          (iv) In the role of a network manager, PathNet will serve as the point of contact for any Outage or trouble on the System and shall operate the Network Management System and the Network Monitoring Center as described in SECTION 8.6 and SECTION 7.7 of SCHEDULE A.

     2.2 NO JOINT VENTURE, ETC The Parties expressly disclaim any intention to create, and nothing herein shall be construed as creating, a partnership, joint venture, agency or employment relationship between PathNet and Incumbent.

     2.3  RESTRICTIONS ON ACTIONS OF INCUMBENT

          2.3.1 NO PARALLEL SYSTEM For the term of this Agreement, neither Incumbent, nor any Affiliate of Incumbent, shall operate parallel microwave telecommunications facilities or systems to those set forth in SCHEDULE B for the purpose of selling or otherwise providing any capacity on such parallel facilities or systems.

          2.3.2 NOTIFICATION AND RIGHT OF FIRST REFUSAL In the event any time after the Effective Date, Incumbent elects to construct or build a fiber path or paths anywhere along Incumbent's then existing system, Incumbent shall notify PathNet in writing of such intention to construct or build such fiber path or paths and PathNet shall have a right of first refusal to construct or build such fiber path or paths on behalf of Incumbent and to act as Incumbent's exclusive representative for the sale of excess capacity from such fiber path or paths, exercisable by PathNet by written notice to Incumbent to such effect within ninety (90) days of receipt of such notice by Incumbent. In the event Incumbent does not receive such notice from PathNet stating PathNet's intention to exercise such right of first refusal or any part thereof during such ninety (90) day period, Incumbent may engage any person to construct or build such fiber path or paths and to market and sell the excess capacity from such fiber path or paths; PROVIDED, HOWEVER, if Incumbent elects to construct or build any other fiber path or paths not described in the original notification to PathNet, Incumbent may not so construct or build such additional path or paths without first complying with the provisions of this SECTION 2.3.2.


SECTION 3.     TERM AND EXPIRATION.

     3.1  TERM, EXTENSION PERIODS, AND RENEWAL.

          3.1.1 TERM This Agreement shall commence on the Effective Date and shall be in full force and effect for the term as set forth in this
     SECTION 3.

          3.1.2 INITIAL PERIOD The initial period (the "INITIAL PERIOD") shall commence upon Commissioning and shall expire on the fifth (5th) anniversary of the Commissioning.

          3.1.3 FIRST EXTENSION PERIOD In the event the Average Sold Excess Capacity is at least ten percent (10%) during the Initial Period, the term of the Agreement shall be automatically extended for an extension period (the "FIRST EXTENSION PERIOD") commencing on the day after the expiration of the Initial Period and expiring on the tenth (10th) anniversary thereafter.

          3.1.4 SECOND EXTENSION PERIOD In the event the Average Sold Excess Capacity is at least ten percent (10%) during the Initial Period and the First Extension Period, the term of the Agreement shall be automatically extended for a second extension period (the "SECOND EXTENSION PERIOD") commencing on the day after the expiration of the First Extension Period and expiring on the tenth (10th) anniversary thereafter.

          3.1.5 RENEWAL Upon expiration of the Initial Period or any Extension Period thereof, this Agreement shall be automatically renewed for a one-year term, and at the end of such one-year term for additional one-year terms for each year thereafter, unless terminated by either Party upon written notice to the other Party delivered within the ninety (90) day period immediately before the end of the Second Extension Period or any such one-year term.

     3.2 NO UNILATERAL RIGHT TO TERMINATE Neither Party shall have the right to terminate this Agreement or any rights or obligations of either Party pursuant to this Agreement.


SECTION 4.     COSTS.

     4.1  INCUMBENT COSTS.

          4.1.1 INCUMBENT ITEMS Incumbent shall pay for the services, functions, materials and other items listed in SECTION 1 of SCHEDULE C (collectively, the "INCUMBENT ITEMS") in the manner set forth in SECTION 4.1.5.

          4.1.2 ESTIMATED COST OF INCUMBENT ITEMS On the Effective Date, the total estimated cost of the Incumbent Items is [***]
                                                                (the "INCUMBENT
     ESTIMATED COSTS"). Subject to the Incumbent Payment Cap, the costs of such Incumbent Items and such Incumbent Estimated Costs are estimates and may be subject to increases or decreases.

          4.1.3 INCUMBENT PAYMENT CAP Incumbent shall pay an amount not to exceed [***]
                     (the "INCUMBENT PAYMENT CAP") in the aggregate for the performance and completion of the Incumbent Items. The cost of Incumbent Items shall be accrued in accordance with generally accepted accounting principles. PathNet shall pay for all amounts incurred over the Incumbent Payment Cap in the completion and performance of the Incumbent Items. As soon as Incumbent is aware that Incumbent will pay an amount in excess of the Incumbent Payment Cap, Incumbent shall notify PathNet to that effect.

          4.1.4 EXPANSION OF SYSTEM. To allow for the expansion of the System beyond a 1x1 configuration, in addition to the Incumbent Items and the Incumbent Estimated Costs, Incumbent shall pay for any additional new shelters to be installed to replace existing shelters, even if such payments exceed the Incumbent Payment Cap. Incumbent also shall be responsible for payment of all costs relating directly or indirectly to the replacement of such shelters, in the event that PathNet expands the System beyond a 1x1 configuration and Incumbent shelters are insufficient to accommodate the expansion equipment.

          4.1.5 PAYMENT OF INCUMBENT ITEMS. Pursuant to the Escrow Agreement by and between PathNet and Incumbent substantially in form attached hereto as SCHEDULE D (the "Escrow Agreement"), on the Effective Date, Incumbent shall deposit in an escrow account, an amount equal to the Incumbent Estimated Costs which funds shall be disbursed to equipment vendors or service providers by PathNet, with Incumbent's approval, upon completion and performance of the Incumbents Items and PathNet receiving an invoice for such Incumbent Items. In the event at any time prior to completion of the Incumbent Items, the escrowed funds are depleted below ten percent (10%) of the Incumbent Estimated Costs, upon PathNet's request Incumbent shall place in escrow an additional amount equal to twenty percent (20%) of the Incumbent Estimated Costs which additional funds shall be disbursed to PathNet as of the cost of the completed of the Incumbent Items are actually incurred. In the event that any funds remain in escrow upon Commissioning of the Initial System such funds shall be returned to Incumbent.

     4.2 INCUMBENT OPERATING AND ADMINISTRATION COSTS Incumbent shall pay the operating and administration costs set forth in SECTION 2 of SCHEDULE C as such costs are actually incurred and become due and payable in the course of the Incumbent's performance of its obligations under this Agreement.

     4.3  PATHNET COSTS.

          4.3.1 PATHNET ITEMS PathNet shall pay for services, functions, materials and other items listed in SECTION 3 of SCHEDULE C (the "PATHNET ITEMS").

          4.3.2 ESTIMATED COST OF PATHNET ITEMS On the Effective Date, the total estimated cost of the PathNet Items is [***]

     (the "PATHNET ESTIMATED COSTS").

          4.3.3 NO CAP ON PATHNET ITEMS PathNet shall pay for all amounts incurred in completing the PathNet Items whether or not the cost of completing such items is less than, equal to or exceeds the PathNet Estimated Costs.

          4.3.4 PAYMENT OF PATHNET ITEMS To ensure payment of the PathNet Estimated Costs PathNet shall:

               (a) deliver to Incumbent vendor credit assurances (the "VENDOR CREDIT ASSURANCES"), which Vendor Credit Assurances shall establish and confirm, among other things, that PathNet has an adequate credit facility to acquire the Equipment and Services provided by such vendor; and

               (b) deliver to Incumbent the Escrow Agreement pursuant to which, among other things, (i) PathNet shall place in escrow funds in an amount equal to fifty percent (50%) the PathNet Estimated Costs less the cost of any equipment provided by the vendors referred to in the Vendor Credit Assurances, (ii) the escrow agent named in such Escrow Agreement shall disburse to PathNet the funds necessary to pay for the cost of the PathNet Items as such PathNet Items are completed and as PathNet receives invoices relating to such PathNet Items, (iii) in the event that PathNet fails to timely meet its payment responsibilities with respect to the PathNet Items, the escrow agent named in such Escrow Agreement shall disburse to Incumbent the funds necessary to cure such failure to pay by PathNet and (iv) such Escrow Agreement shall terminate upon Commissioning of the System and upon such termination any funds remaining in escrow, including any interest accrued on such funds shall be disbursed to PathNet.

     4.4 PATHNET OPERATING AND ADMINISTRATION COSTS PathNet shall pay for the operating and administration costs set forth in SECTION 4 of SCHEDULE C as such costs are actually incurred and become due and payable in the course of PathNet's performance of its obligations under this Agreement.

     4.5 CHANGE ORDERS This Agreement anticipates (i) future issuance of change orders for equipment and services beyond the scope of the Services and the items set forth on SCHEDULE C, and (ii) PathNet's provision of additional equipment and services in accordance with such orders. To the extent mutually agreed upon by the Parties, all such orders shall be deemed to be supplements to and governed by the terms of this Agreement; provided PathNet and Incumbent's Estimated Costs may be modified to reflect any agreed upon change orders.

SECTION 5.     CONSIDERATION

     5.1 CONSIDERATION PAID BY PATHNET. PathNet shall pay to Incumbent, as consideration for all the rights and Incumbent obligations set forth in this Agreement (including use of the Leased Premises):

          (i) commencing on Commissioning, an allocation of up to [***]


           of digital capacity, as set forth by the Parties in the Channel Plan; PROVIDED, that Incumbent and Incumbent's Affiliates use such allocation of DS-1's only for their own respective internal communications needs;

          (ii) commencing on the [***]


                                                                            ;
     and

          (iii) commencing on the [***]



                      .


SECTION 6.     LEASEHOLD INTEREST.

     6.1 LEASE Incumbent shall lease to PathNet and PathNet shall lease from Incumbent an interest in each of Incumbent's sites and in the Facilities at such sites set forth on SCHEDULE B as is necessary for the performance of PathNet's rights and obligations under this Agreement (the "LEASED PREMISES").

     6.2 TERM OF LEASE The term of PathNet's interest in the Leased Premises and the Parties obligations under this SECTION 6, shall commence on the Effective Date and shall end on the Expiration Date.

     6.3  USE OF LEASED PREMISES.

          6.3.1 PEACEFUL ENJOYMENT, USE AND ACCESS Incumbent shall grant to PathNet the right to the peaceful use, enjoyment and possession of the Leased Premises during the term of this Agreement as required for the performance of PathNet's rights and obligations under this Agreement, which rights shall include, but not be limited to (i) the right to use Incumbent's Facilities and (ii) upon the reasonable request by PathNet, the right to full and free access to Incumbent's sites, Facilities and related equipment; PROVIDED, HOWEVER, any such access granted by Incumbent to PathNet shall be subject to the security, health and safety and other regulatory, procedural and policy requirements of Incumbent, as set forth in SECTION 6.5.

          6.3.2 INTERFERENCE During the term of this Agreement, Incumbent shall not license or otherwise permit any Person to use its Facilities if the use of such Facilities by such Person would cause any Interference on the System. As of the Effective Date, Incumbent shall not permit any Person to use its Facilities which use would in any way cause any Interference on the System. Notwithstanding the foregoing in the event any Person causes any Interference on the System, Incumbent shall use all best efforts to compel such Person to immediately take any and all steps necessary to correct and eliminate such Interference, including, without limitation, enforcing provisions in any license or other agreement between Incumbent and such Person and compelling such Person to cease operation of such Person's system, to remove such Person's equipment or materials or to modify such Person's equipment or materials. Incumbent acknowledges that any Interference shall cause irreparable harm to PathNet and the prompt cessation of

     Interference is material to PathNet's interest in the Leased Premises and PathNet's performance under this Agreement and, as such, PathNet shall be entitled to injunctive relief in the enforcement of this SECTION 6.3.2.

     6.4 VISITING AND EXITING FACILITIES Upon exiting any Facility at the Leased Premises, PathNet, on behalf of itself and its employees, agents and Subcontractors, shall ensure that such Facility is returned to the condition which existed immediately prior to such visit except for such maintenance and improvements performed during such visit.

     6.5  SECURITY, DRUG TESTING, SUBSTANCE ABUSE AND HEALTH AND SAFETY.

          6.5.1 SECURITY At the request of Incumbent, PathNet shall require its employees, agents and Subcontractors upon any site visit to comply with Incumbent's reasonable security procedures in effect as of the Effective Date, which procedures are attached hereto as SCHEDULE E. If and to the extent Incumbent requires PathNet employees, agents or Subcontractors to be escorted to Incumbent facilities, such requirements shall be explicitly set forth in SCHEDULE E. Notwithstanding the foregoing, Incumbent shall allow PathNet employees, agents or Subcontractors to bring any testing equipment, photographic equipment or both video and audio recording equipment necessary for the performance of PathNet's obligations under this Agreement.

          6.5.2 DRUG TESTING At the request of Incumbent, PathNet shall require its employees, agents and Subcontractors to submit to reasonable drug testing in accordance with Incumbent's drug testing policies and procedures in effect as of the Effective Date, which policies and procedures are attached hereto as SCHEDULE F.

          6.5.3 SUBSTANCE ABUSE POLICY At the request of Incumbent, PathNet shall require its employees, agents or Subcontractors to comply with Incumbent's reasonable substance abuse policies and procedures in effect as of the Effective Date, which policies and procedures are attached hereto as SCHEDULE G.

          6.5.4 HEALTH AND SAFETY At the request of Incumbent, PathNet shall require its employees, agents and Subcontractors to comply with Incumbent's reasonable rules and regulations governing the health and safety of its employees in effect on the Effective Date, which rules and regulations are attached hereto as SCHEDULE H.

          6.5.5 CLEARANCES AND OTHER REQUIREMENTS At the request of Incumbent, PathNet shall require its employees, agents or Subcontractors to
     (i) apply to Incumbent for any necessary reasonable clearances and (ii) comply with all other reasonable and applicable requirements, rules, regulations or ordinances regarding any Person's ability to have access to Incumbent's sites and Facilities, including, but not limited to, the Leased Premises, which requirements are set forth as SCHEDULE I.

     6.6. SUBLETTING PathNet shall not sublet its interest in the Leased Premises, in whole or in part, without the prior written consent of Incumbent; PROVIDED, HOWEVER, PathNet shall have the right to transfer and assign its rights or obligations under this Agreement to any successor or assign in accordance with SECTION 19.7.

     6.7  SURRENDER  Upon the expiration of the Agreement in accordance with
SECTION 3, PathNet shall peacefully and quietly surrender occupation of the Leased Premises to Incumbent, or Incumbent's successors and assigns, without delivery by Incumbent to PathNet of any notice to quit or demand for possession.

     6.8 COLOCATION Incumbent shall allow PathNet, at no additional charge, to colocate at Incumbent's sites all equipment necessary to support the Interconnections set forth on EXHIBIT A-6 to SCHEDULE A and any additional interconnections equipment that may be added by PathNet from time to time and at any time during the term of this Agreement, subject to the limitations set forth in SECTION 3 of SCHEDULE A.

     6.9 SUBORDINATION PathNet shall subordinate its interest in the Leased Premises to (i) all deeds of trust, deeds to secure debts, mortgages and other security instruments now or hereafter Encumbering all or any portion of the real property described on SCHEDULE B (each, a "LEASED PREMISES ENCUMBRANCE") and
(ii) any increases, renewals, modifications, consolidations, replacements and extensions of any such Leased Premises Encumbrance. In connection with such subordination of PathNet's interest in the Leased Premises to all Leased Premises Encumbrances, PathNet shall, as requested by Incumbent, within sixty
(60) days after the Effective Date, execute and deliver a commercially reasonable subordination, non-disturbance and attornment agreement with all Persons secured by such Leased Premises Encumbrances. PathNet shall, as requested by Incumbent, execute and deliver similar subordination, non-disturbance and attornment agreements with each future Person secured by a Leased Premises Encumbrance.

     6.10 REMOVAL OF EQUIPMENT PathNet shall, at Incumbent's request, remove any or all Equipment from Incumbent's Facilities within sixty (60) days after the Expiration Date. In the event PathNet fails to perform such requested removal within such sixty (60) day period, as determined by Incumbent in its sole discretion, Incumbent may restore each site to its condition as of Commissioning, (reasonable wear and tear and damage from the elements excepted), and PathNet shall promptly pay Incumbent all costs reasonably incurred by Incumbent for such removal and restoration.

     6.11 REMOVAL OF HAZARDOUS MATERIALS Within ninety (90) days after the Expiration Date, PathNet shall remove from Incumbent's sites any and all Hazardous Materials, which were brought to Incumbent's sites by PathNet during the term of this Agreement.

     6.12 SALE OF INITIAL SYSTEM Within ten (10) days after the expiration of the Second Extension Period, if any, PathNet shall, upon request by Incumbent, sell to Incumbent the radios and radio software relating to the Initial System for a purchase price of one dollar ($1.00).


SECTION 7.     PROGRAM MANAGEMENT AND PROJECT MANAGEMENT.

     7.1 PROGRAM MANAGER In connection with the Services and other services performed by PathNet under this Agreement, PathNet shall provide a Program Manager whose duties shall include (i) supervising the project through design, installation and operation, (ii) supervising the Project Manager, (iii) overseeing the Field Manager and the other PathNet personnel, (iv) coordinating the business operations of the System including the sale of Excess Capacity as set forth in SECTION 10, (v) ensuring the performance of PathNet's rights and obligations under this Agreement and (vi) coordinating with Incumbent to ensure the integrity of Incumbent's existing system through cutover.

     7.2 PROJECT MANAGEMENT FOR MODIFICATIONS In connection with the modifications of the Facilities set forth in SECTION 2 of SCHEDULE A, PathNet shall provide a Project Manager, a Field Manager, an Applications Engineer and a Project Engineer, each of whom shall have the duties as set forth in SECTION 7.4 with respect to such modifications of the Facilities.

     7.3 PROJECT MANAGEMENT FOR INSTALLATION In connection with the installation of the System set forth in SECTION 4 of SCHEDULE A, PathNet shall provide a Project Manager, a Field Manager, an Applications Engineer and a Project Engineer, each of whom shall have the duties as set forth in SECTION 7.4 with respect to such installation of the System.

     7.4 PATHNET PROJECT MANAGEMENT PERSONNEL The Project Managers, Field Managers, Applications Engineers and Project Engineers shall each have the duties as set forth below:

          (a) PROJECT MANAGER. Duties shall include ensuring the overall functional integrity of the delivered System, the preparation, amendment and adherence to a construction schedule, and compliance with PathNet's other obligations under SCHEDULE A.

          (b) FIELD MANAGER. Duties shall include the oversight and direction of all on-site activities, the coordination of all Subcontractors and all required communication with the Project Manager.

          (c) APPLICATIONS ENGINEER. Duties shall include the review and translation of the System configuration into specific hardware requirements, precise interface levels, intra and inter-rack cabling and all other necessary peripheral equipment, rack profiles and required Interconnection data.

          (d) PROJECT ENGINEER. Duties shall include the performance of all planning and support activities and a detailed site survey to gather data for development of the installation plan and testing plan.


SECTION 8.     SERVICES AND SYSTEMS SPECIFICATIONS.

     8.1  SERVICES.

          8.1.1 SYSTEM DESIGN, MODIFICATION, INSTALLATION, OPERATION AND PERFORMANCE PathNet and Incumbent shall perform their respective functions with respect to the design, modification, installation, operation and performance of the System as set forth on SCHEDULE A and in this SECTION 8 (the "SERVICES").

          8.1.2 UPGRADE OF SYSTEM In accordance with its performance of the Services, PathNet shall have the right to, at its own expense, upgrade the System and Equipment, and the System and Equipment operation policies and procedures, including, but not limited to, (i) replacing Equipment, (ii) adding newly available improved Equipment and (iii) modifying policies, procedures and specifications relating to the System, to conform such policies, procedures and specifications with new Technology or industry standards.

          8.1.3 INCUMBENT TRAINING PathNet shall provide to Incumbent the training as set forth on SCHEDULE J.

          8.1.4 PERFORMANCE OF THE SERVICES PathNet shall have the right to engage Subcontractors to perform any of the Services.

     8.2  SPECIFICATIONS.

          8.2.1 GENERAL PathNet and Incumbent shall perform the Services in accordance with any and all technical and operational specifications set forth in SCHEDULE A (the "SPECIFICATIONS").

          8.2.2     CHANNEL PLAN.

               (a) ORIGINAL CHANNEL PLAN. On the Effective Date, Incumbent shall deliver to PathNet a proposed T-1 channelization plan setting forth its proposed capacity needs at each site listed on SCHEDULE B. Such capacity shall in no event exceed the capacity granted to Incumbent by PathNet as consideration as set forth in SECTION 5 and shall be subject to Drop and Insert capacity at each Switched Mod Section. PathNet shall incorporate Incumbent's proposed channelization plan into the Channel Plan subject to the limitations set forth in this SECTION 8.2.2.

               (b) AMENDED CHANNEL PLAN. Incumbent shall have the right to modify its allocated capacity (as described in the Channel Plan) along the network any time after Commissioning, provided that sufficient Drop and Insert capacity exists between each Switched Mod Section using available Wayside Channels to effect such modification, by providing written notice to PathNet to such effect. Within ninety
          (90) days after receipt of any such written notice from Incumbent, PathNet shall make such modification to the configuration of the Channel Plan at no charge to Incumbent. Incumbent shall not reconfigure the Channel Plan in any manner other than as set forth in this SECTION 8.2.2..

          8.2.3 SPECIFICATIONS, STANDARDS AND INSPECTIONS In connection with the Services set forth in SECTION 2 and SECTION 4 of SCHEDULE A, PathNet shall comply with the following requirements:

               (a) REASONABLE EFFORTS. PathNet shall use commercially reasonable efforts to ensure that the modification of the System set forth in SECTION 2 of SCHEDULE A and the installation of the System set forth in SECTION 4 of SCHEDULE A occur as expeditiously as possible.

               (b) INDUSTRY STANDARDS. All Services and materials supplied pursuant to SCHEDULE A must meet or exceed all applicable Specifications. Where Specifications are not stated, such work performed and materials supplied will meet all applicable provisions of the following standards: (i) EIA RS-195 (latest edition), (ii) EIA/TIA-222 (latest edition), (iii) American Society of Testing Materials A 325 and A 572, (iv) the applicable sections of the National Electric Code, (v) the American National Standards Institute,
          (vi) ACI 318-83, (vii) ACI-305, (viii) ACI-306, (ix) OSHA 29 CFR 1910 and (x) all other applicable Federal, state and local regulations of all Governmental Authorities with jurisdiction; PROVIDED, HOWEVER, in the case of a conflicting requirement of standards, the more stringent standard shall apply.

               (c) SITE INSPECTIONS. During the performance of the Services, Incumbent shall allow PathNet to perform site inspections at any hour, on any day subject to the access limitations set forth in SECTION 6.5.1.

     8.3 MAINTENANCE OF THE SYSTEM. Within sixty (60) days after the Effective Date, Incumbent and PathNet shall execute and deliver the Maintenance Services Agreement. PathNet shall have the right to supplement at its own expense at any time, and from time to time, any maintenance performed on the System as determined by PathNet.


SECTION 9.     OWNERSHIP, DEPRECIATION AND ENCUMBRANCE OF SYSTEM.

     9.1  OWNERSHIP OF EQUIPMENT AND ASSETS.

          9.1.1 EQUIPMENT AND ASSETS OWNED BY INCUMBENT Incumbent shall own the equipment and assets relating to the System as set forth in SCHEDULE K.

          9.1.2 EQUIPMENT AND ASSETS OWNED BY PATHNET PathNet shall own the equipment and assets relating to the System as set forth in SCHEDULE K.

     9.2  DEPRECIATION OF EQUIPMENT.

          9.2.1 DEPRECIATION BY INCUMBENT Incumbent shall have the right to fully depreciate the equipment and assets currently owned or to be owned by Incumbent as listed in SCHEDULE K.

          9.2.2 DEPRECIATION BY PATHNET PathNet shall have the right to fully depreciate the equipment and assets currently owned or to be owned by PathNet as listed in SCHEDULE K.

     9.3  ENCUMBRANCE.

          9.3.1 INITIAL SYSTEM PathNet shall not Encumber the radios, radio software, antenna, waveguide multiplexers or any other equipment required to operate the Initial System in accordance with the Specifications.

          9.3.2 OTHER EQUIPMENT, MATERIALS, AGREEMENTS AND ASSETS PathNet shall have the right to Encumber (i) the Equipment used in any Capacity Expansion, (ii) the Revenue generated from the sale of Excess Capacity in accordance with SECTION 9, (iii) any Customer Agreement relating to the System, (iv) this Agreement and any related documents, instruments and agreements executed and delivered in connection with this Agreement and any rights or obligations hereunder or thereunder and (v) its leasehold interest in the Leased Premises.

          9.3.3 VENDOR REMEDIES Incumbent hereby acknowledges that pursuant to the Encumbrances granted by PathNet to certain equipment vendors or service providers or other lenders in accordance with SECTION 9.3.2, such vendors or providers shall have the right to assume and perform PathNet's rights and obligations under this Agreement and the other documents, instruments and agreements executed in connection hereto.

     9.4 TAXES The Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows: (i) each Party shall be responsible for any personal or real property taxes on property it owns or leases, for franchise and privilege taxes on its business and for taxes based on its net income or gross revenue and (ii) PathNet shall be responsible for any sales, use, excise, value-added services, consumption and other taxes and duties payable by Incumbent on any goods and services used or consumed in providing the services to be performed by PathNet under this Agreement, where the tax is imposed on Incumbent's acquisition or use of such goods or services and the amount of the tax is measured by Incumbent's costs in acquiring such goods or services; PROVIDED, HOWEVER, that PathNet shall not be responsible for any Federal, state or local income taxes of Incumbent or any franchise taxes of Incumbent.

     9.5 SECURITY INTEREST IN INITIAL SYSTEM On the Effective Date, PathNet and Incumbent shall execute and deliver the Security Agreement substantially on the form attached hereto as SCHEDULE O, pursuant to which, among other things, PathNet shall grant Incumbent a security interest in the radio, radio software, antenna, waveguide, multiplexers and any other Equipment required to operate the Initial System.


SECTION 10.    EXCESS CAPACITY MARKETING AND SALES.

     10.1 EXCLUSIVE REPRESENTATIVE.

          10.1.1 PATHNET EXCESS CAPACITY PathNet shall have the exclusive right to market and sell any and all PathNet Excess Capacity.

          10.1.2 INCUMBENT EXCESS CAPACITY At any time and from time to time, Incumbent shall have the right to request in writing that PathNet serve as Incumbent's exclusive representative for the marketing and sale of all or any portion of the capacity allocated to Incumbent in accordance with the Channel Plan (the "INCUMBENT EXCESS CAPACITY"). Such written notice shall set forth, (i) that portion of the Incumbent Excess Capacity to be marketed and sold by PathNet, (ii) the length of time that such portion of the Incumbent Excess Capacity will be available to be marketed and sold, and (iii) that Incumbent acknowledges that such Incumbent Excess Capacity shall not be available for Incumbent's use during the time specified in such written notice. Upon receipt of such written notice PathNet shall serve as Incumbent's exclusive representative for the marketing and sale of such Incumbent Excess Capacity; PROVIDED, HOWEVER, that PathNet shall have the right, as determined by PathNet in its sole discretion, to sell the PathNet Excess Capacity on any path or Segment before selling the Incumbent Excess Capacity on such path or Segment.

          10.1.3 MARKETING FEE FOR SALE OF INCUMBENT EXCESS CAPACITY In the event PathNet sells any Incumbent Excess Capacity, PathNet shall receive a marketing fee in the amount of [***]

                                      of such Revenue).

          10.1.4 MARKETING AND SALE BY INCUMBENT Incumbent or any Affiliates of Incumbent shall not market or sell any Incumbent Excess Capacity or any capacity purchased by Incumbent pursuant to SECTION 10.3 to any third party without the prior written consent of PathNet; PROVIDED, HOWEVER, Incumbent may market and sell all or any portion of the Incumbent Excess Capacity or any capacity purchased by Incumbent pursuant to SECTION 10.3, to Affiliates of Incumbent for and only for such Affiliates' internal communications needs and not for resale to third parties.

     10.2 REFERRALS OF CUSTOMERS BY INCUMBENT Incumbent shall refer any potential third party customer of Excess Capacity to PathNet.

     10.3 PURCHASE OF AVAILABLE EXCESS CAPACITY BY INCUMBENT Incumbent shall have the right to purchase Available Excess Capacity on any path or Segment of the System (each such path or Segment being referred to herein as an "INCUMBENT DESIRED PATH"), at a price equal to either (i) the lowest price paid to PathNet for like capacity and for a similar term by any purchaser during the one hundred eighty
(180) days immediately preceding the purchase by Incumbent of capacity on such Incumbent Desired Path or (ii) if no PathNet Excess Capacity has been purchased on such Incumbent Desired Path during such one hundred eighty (180) day period, the last price paid for such Incumbent Desired Path; PROVIDED, HOWEVER, Incumbent shall in no event under clause (i) or clause (ii) above purchase more than twenty percent (20%) of the Available Excess Capacity on any Segment or path within the System at any given time.

     10.4 COMMERCIALLY REASONABLE EFFORTS PathNet shall use commercially reasonable efforts to obtain the best available price and terms in the marketing and sale of any Excess Capacity. PathNet shall not, now or in the future, guarantee any Revenue disbursements nor does PathNet warrant as to its ability to sell the Excess Capacity.

     10.5 SELLING PRICES FOR EXCESS CAPACITY Notwithstanding anything set forth herein to the contrary, PathNet shall have the right to (i) sell Excess Capacity at prices determined by PathNet to be appropriate on specific routes, which prices may be below or above current competitive market pricing, (ii) package the Excess Capacity in sales increments of DS-1's, DS-3's or OC-3's, or any other increments and (iii) aggregate the paths sold in various combinations, each as determined by PathNet in its sole discretion.

     10.6 BARTER ARRANGEMENTS Incumbent shall be permitted to barter Incumbent Excess Capacity for telecommunications capacity of other incumbents engaged by PathNet; PROVIDED, HOWEVER, PathNet shall have the right to approve any barter arrangement relating to Incumbent Excess Capacity, which approval shall not be unreasonably withheld. Neither PathNet nor Incumbent shall derive any fee from facilitating any such barter arrangements.

     10.7 ASSUMED NAME; TRADENAMES AND TRADEMARKS PathNet shall have the right to market Excess Capacity under its name or any other assumed name, tradename or trademark which PathNet is authorized to use for such purpose; PROVIDED, HOWEVER, PathNet shall not use any trademark or tradename of Incumbent or any Affiliate of Incumbent in written material for purposes of marketing any Excess Capacity without the prior written consent of Incumbent.

     10.8 CUSTOMER AGREEMENTS.

          10.8.1 AUTHORIZATION PathNet shall negotiate, execute and deliver, on behalf of itself and Incumbent, all agreements and arrangements ("CUSTOMER AGREEMENTS") for customers of Excess Capacity, which Customer Agreements shall contain, terms and conditions determined by PathNet in its sole discretion.

          10.8.2 APPROVAL AND CONSENT BY INCUMBENT If the terms of any Customer Agreement require the written approval or consent of Incumbent as a condition to the execution, delivery or performance, Incumbent shall promptly provide such written approval or consent.


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

          10.8.3 MODIFICATIONS TO SYSTEM In the event that any Customer Agreement requires that the System be modified in any way, PathNet shall ensure that any such modifications (i) shall not compromise the integrity and performance of the System in accordance with the Specifications and
     (ii) shall be made at no additional cost to Incumbent.

     10.9 MAINTENANCE OF BOOKS AND RECORDS AND AUDIT PROCEDURES.

          10.9.1 BOOKS AND RECORDS PathNet shall maintain and keep detailed and accurate books and records with regard to sales of Excess Capacity and the Revenue from such sales.

          10.9.2 INCUMBENT REVIEW AND AUDIT PROCEDURES No more than once during any consecutive twelve (12) month period, Incumbent shall be entitled to review and audit PathNet's books and records relating to the sale of Excess Capacity during business hours upon ten (10) days written notice to PathNet. Incumbent shall not have the right pursuant to this
     SECTION 10.9.2, to review or audit PathNet's corporate income statements, balance sheets or other forms of general corporate reporting, except that Incumbent shall receive a copy of an excerpt from PathNet's annual audit report that relates to the sale of excess capacity from its System. Incumbent shall not disclose, at any time before or after the Expiration Date, any information related to PathNet or PathNet's business obtained by Incumbent pursuant to a review or audit performed under this SECTION 10.9.2 unless such information has previously come into the public domain (other than through unauthorized disclosure) or except as required by law.

          10.9.3 EXPENSES OF INCUMBENT REVIEWS AND AUDITS Incumbent shall pay the cost of any such review or audit performed pursuant to SECTION 10.9.2.

          10.9.4 APPROVAL OF AUTHORIZED REPRESENTATIVE In the event that Incumbent hires an authorized representative of Incumbent to perform any such review or audit pursuant to SECTION 9.9.2, PathNet shall have the right to approve such authorized representative before any access is granted to such authorized representative to PathNet's books and records, which approval shall not be unreasonably withheld.

     10.10 QUARTERLY REVENUE REPORTS PathNet shall issue to Incumbent quarterly revenue reports substantially in the form of SCHEDULE L (each a "QUARTERLY REVENUE REPORT") within thirty (30) days after the end of each calendar quarter. Each such Quarterly Revenue Report shall be an unaudited statement produced by PathNet.

10.11     COLLECTION AND PAYMENT OF REVENUE.

          10.11.1 COSTS OF COLLECTION PathNet shall deduct any costs reasonably incurred by PathNet in connection with the collection of any and all revenue generated from the sale of Excess Capacity, including, but not limited to, the cost of any legal actions, collection fees, court proceedings, audits, or other enforcement actions. PathNet shall deduct such costs from gross revenue collected prior to the disbursement of such revenue to PathNet and Incumbent pursuant to SECTION 5 and SECTION 10.

          10.11.2 MAINTENANCE MONTHLY SERVICE CHARGES The amount of any Maintenance Monthly Service Charges (as such term is defined in the Maintenance Services Agreement) paid by PathNet to Incumbent pursuant to the Maintenance Services Agreement, shall be deducted from gross revenue collected prior to disbursement of such revenue to PathNet and Incumbent pursuant to SECTION 5 and SECTION 10.

          10.11.3 TAXES ON GROSS REVENUES The amount of any taxes on gross revenue paid by PathNet on behalf of Incumbent shall be deducted from any revenue to be disbursed to Incumbent prior to disbursement of such revenue as set forth in this SECTION 10.11.

          10.11.4 DEFINITION OF REVENUE For purposes of this Agreement, "REVENUE" shall mean the gross revenue generated from the sale of Excess Capacity actually collected less any deductions set forth in SECTION 10.11.1, SECTION 10.9.2 and SECTION 10.11.3.

          10.11.5 PAYMENTS TO INCUMBENT PathNet shall pay Incumbent its allocated portion of Revenue actually received from the sale of Excess Capacity within thirty (30) days after the end of each calendar quarter in accordance with the payment instructions set forth in SCHEDULE M.

          10.11.6 INTEREST EARNED ON UNDISTRIBUTED REVENUE PathNet shall retain any and all interest earned by PathNet on any Revenue collected but not yet distributed to Incumbent in accordance with SECTION 5 and SECTION 10.

          10.11.7 INCUMBENT'S ASSIGNEES OF REVENUES Incumbent shall have the right to designate other entities to receive its disbursements by written notice to PathNet to such effect; PROVIDED, HOWEVER, any such designation by Incumbent shall not relieve Incumbent of any tax liability resulting from its receipt of such disbursements pursuant to SECTION 5 and SECTION 10.


SECTION 11.    FCC LICENSES AND OTHER REGULATORY APPROVALS AND LICENSES.

     11.1 FCC RULES AND REGULATIONS.

               11.1.1    MICROWAVE RADIO STATION LICENSES.

                    (a) PREPARATION AND FILING OF FORMS 415. PathNet shall prepare and timely file all required Form 415, Applications for Authorization in the Microwave Services (each a "FORM 415"), or any successor forms, documents or instruments to such Form 415 as the FCC may prescribe, including but not limited to, the preparation or ordering of all frequency coordinations required pursuant to Schedule B and Schedule C of Form 415, in order to own, operate and sell the Excess Capacity of the System in accordance with the terms and conditions of this Agreement.

                    (b) IDENTITY OF LICENSEE. All Microwave Radio Station Licenses issued by the FCC relating to the System shall be licensed in the name of PathNet or a wholly-owned subsidiary of PathNet. Incumbent shall be permitted to continue to own and be licensed as a private microwave operator at the stations licensed to PathNet relating to the System, provided that (i) such private licenses are for different frequency pairs than those assigned to the System (including, but not limited to, any Capacity Expansion of the System) and (ii) such private licenses are permitted under the FCC Code.

                    (c) MAINTENANCE OF LICENSE. PathNet shall maintain in good standing each Microwave Radio Station License relating to the System, including, but not limited to, preparing and filing any required amendments to the Forms 415 relating to the System and submitting and filing any supplementary information as required by the FCC.

          11.1.2 COMMON CARRIER REPORTING OBLIGATIONS PathNet shall prepare and file all forms, reports, instruments, documents and agreements required by the FCC and FCC Code relating to PathNet's status as a "common carrier" under the FCC Code.

          11.1.3 TARIFF FILINGS PathNet shall prepare and timely file all tariff applications pursuant to 47 CFR 61.1, as amended, or any successor statute, rule or regulation and shall request and file all necessary waivers of such tariff requirements, as determined by PathNet in its sole discretion.

          11.1.4 FREQUENCY COORDINATION NOTICES During the term of this Agreement, PathNet shall prepare and send all required frequency coordination notices required under 47 CFR 101.103, as amended, or any successor statute, rule or regulation and shall respond as appropriate to all PCNs received by PathNet or Incumbent relating to the System.

          11.1.5 DELIVERY OF COPIES Upon Incumbent's request, PathNet shall provide to Incumbent a copy of all filings and submissions with the FCC, relating to the System within thirty (30) days of such request by Incumbent.

          11.1.6 ASSISTANCE IN PREPARATION OF LICENSE APPLICATIONS Upon request by PathNet and in a timely manner, Incumbent shall provide to PathNet all information necessary for the completion of all required filings and submissions with the FCC including, but not limited to Incumbent's authorized signature on any filings or other submissions to the FCC or any documents, instruments or agreements completed in connection with such filings and submissions.

          11.1.7 FUTURE CHANGES IN FCC REQUIREMENTS If FCC requirements relating to the Form 415, common carriers, frequency coordination or any other matters relating to the System change or are modified, PathNet shall be responsible for compliance with such new requirements including, but not limited to, the payment of any costs or fees associated therewith and Incumbent shall cooperate with PathNet with respect to such compliance; PROVIDED, HOWEVER, if the FCC establishes user fees regulatory fees, universal service fees, forfeitures or other such fees relating to the frequencies used in and the communications business conducted over the System, the cost of such additional fees shall be divided between PathNet and Incumbent, as determined by PathNet and Incumbent at such time.

          11.1.8 SPECTRAL LOADING REQUIREMENTS PathNet shall (i) ensure that the System, as licensed, shall comply with all spectral loading requirements set forth in 47 CFR 101.141, or any successor statute, rule or regulation or (ii) obtain a waiver of any or all of such requirements; PROVIDED, HOWEVER, if the System does not meet such spectral loading requirements and PathNet is unable to obtain a waiver of such requirements, PathNet shall have the right to modify the System to a hot-standby Protection Configuration until such time as the spectral loading requirements can be met.

          11.1.9 DEFAULT IN FCC LICENSE In the event that the FCC institutes a penalty against or fine imposed on PathNet, Incumbent, or the System, by a final, non-appealable order, due to non-compliance with any FCC requirements, PathNet shall promptly pay such penalty or fine (in the case such penalty or fine is instituted as the result of an act or omission on the part of PathNet) or Incumbent shall promptly pay such penalty or fine (in the event such penalty or fine is instituted as the result of an act or omission on the part of Incumbent).

     11.2 ZONING REQUIREMENTS Incumbent shall be responsible for compliance with all zoning requirements applicable to the System and its Facilities, including, but not limited to, the Leased Premises. Incumbent shall advise PathNet of zoning requirements, which, in the reasonable opinion of Incumbent, differ from those generally applicable to microwave facilities. PathNet shall provide to Incumbent all required information and shall cooperate with Incumbent in connection with Incumbent's compliance with all zoning requirements pursuant to this SECTION 11.2.

     11.3 BUREAU OF LAND MANAGEMENT REQUIREMENTS Incumbent shall be responsible for compliance with all United States Department of Interior Bureau of Land Management requirements applicable to the System and its Facilities, including, but not limited to, the Leased Premises. PathNet shall provide Incumbent with all requested information and shall cooperate with Incumbent in connection with Incumbent's compliance with such United States Department of Interior Bureau of Land Management requirements pursuant to this SECTION 11.3.

     11.4 TOWER REGISTRATION Incumbent shall ensure compliance with all FAA and FCC tower registration requirements including, but not limited to, the preparation of any filings with or the obtaining of any waivers or extensions from the FAA or FCC. Incumbent shall promptly notify PathNet of any deficiency on non-compliance with any such tower registration requirements, filings, waivers or extensions.


SECTION 12.    INSURANCE.

     12.1 DELIVERY OF CERTIFICATES OF INSURANCE Prior to the commencement of any Services by PathNet, PathNet shall deliver to Incumbent Certificates of Insurance relating to PathNet's Commercial General Liability Insurance Policy, Workers Compensation Insurance Policy, Automobile Liability Insurance and Excess Liability Insurance Policy.

     12.2 PATHNET INSURANCE COVERAGE During the term of this Agreement, PathNet shall maintain the types of insurance at the coverage limits set forth below:

          (a) WORKER'S COMPENSATION INSURANCE. Workers Compensation Insurance as required by laws and regulations applicable to and covering Persons performing the Services;

          (b) COMMERCIAL GENERAL LIABILITY INSURANCE. Commercial General Liability Insurance with a limit of not less than $3,000,000 per occurrence and $ 5,000,000 in the aggregate;

          (c) AUTOMOBILE LIABILITY INSURANCE. Automobile Liability Insurance, which includes coverage for non-owned and hired vehicles with a limit of not less than $1,000,000; and

          (d) EXCESS LIABILITY INSURANCE. Excess Liability Insurance with a limit of not less than $4,000,000.

     12.3 INCUMBENT INSURANCE COVERAGE Incumbent shall maintain insurance coverage on properties and operations of Incumbent to the extent necessary to permit PathNet to operate the System and perform its obligations in event of any property or operations damages or losses which coverage shall include general liability and other forms of insurance covering such risks as are usually insured against by prudent companies engaged in the business and activities in which the Incumbent is engaged, in amount which are adequate in relation to the business and properties of Incumbent, and all premiums to date have been paid in full.

     12.4 PROOF OF LICENSED SUBCONTRACTORS PathNet shall provide to Incumbent proof of licensing and certification of insurance for any Subcontractors engaged by PathNet to provide Services, during the term of such engagement.


SECTION 13.    SOFTWARE AND PROPRIETARY RIGHTS.

     13.1 PATHNET SOFTWARE PathNet retains all right, title and interest in and to PathNet Software. As of the Effective Date and pursuant to the PathNet Sublicense Agreement attached hereto as SCHEDULE N, Incumbent is granted a nonexclusive sublicense to use PathNet Software for the sole purpose of receiving the services pursuant to this Agreement. PathNet Software will be made available to Incumbent in such form and on such media as exists on the Effective Date, together with existing documentation and any other related materials. Incumbent shall not be permitted to use PathNet Software for the benefit of any entities other than PathNet without the prior written consent which may be withheld at PathNet's sole discretion. Except as otherwise requested or approved by PathNet, Incumbent shall cease all use of PathNet Software upon expiration of this Agreement.

     13.2 PROPRIETARY RIGHTS Incumbent acknowledges and agrees that all or portions of the information and materials, including but not limited to the PathNet Software and related documentation to be supplied by PathNet hereunder are owned by PathNet and/or others and are proprietary in nature. Incumbent also acknowledges and agrees that PathNet and/or its suppliers have and will retain all proprietary rights in such information and materials. Incumbent (i) shall respect such claim of proprietary right, (ii) shall protect such information at least to the extent that it protects its own proprietary information, (iii) shall not use such information except for the purposes for which its is being made available as set forth in this Agreement and (iv) shall not reproduce, print, disclose, or otherwise make said information available to any third party, in whole or in part, in whatever form.


SECTION 14.    REPRESENTATIONS AND WARRANTIES.

     14.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY Each Party hereby represents and warrants as follows:

          14.1.1 DUE INCORPORATION AND FORMATION; AUTHORIZATION OF AGREEMENTS; BINDING EFFECT Such Party is a corporation or partnership, as the case may be, duly formed or organized, and validly existing under the laws of its state of incorporation or organization, and has the corporate or partnership authority to own its property and carry on its business as owned and carried on as of the Effective Date. Such Party is duly licensed or qualified to do business and is in good standing (if applicable) in each jurisdiction in which the failure to be so licensed or qualified would have a Material Adverse Effect on such Party. Such Party has the corporate or partnership authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Party and this Agreement constitutes a legal, valid and binding obligation of such Party enforceable in accordance with its terms, subject as to enforceability to limits imposed by bankruptcy, insolvency or similar laws affecting creditors rights generally and the availability of equitable remedies.

          14.1.2 NO CONFLICT; NO DEFAULT Neither the execution or delivery of this Agreement by such Party, nor the performance of this Agreement by such Party or the consummation by such Party of the transactions contemplated hereby in accordance with the terms and conditions hereof:
     (i) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate or


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

     articles of incorporation or bylaws (or other governing documents) of such Party or any material agreement or instrument to which such Party is a party or by which such Party may be bound, (ii) will conflict with, violate or result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any interests or rights or require any consent, authorization or approval under any contract to which such Party is a party or by which such Party is or may be bound or to which any equity interest held by such Party or any of its material properties or assets is subject or (iii) will result in the creation or imposition of any Encumbrance upon any equity interest held by such Party or any of the other material properties or assets of such Party, other than Permitted Encumbrances.

          14.1.3 NO CONSENT No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority, domestic or foreign, is required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except those that have been obtained and are in full force and effect pursuant to Section 14.1.5, except that the approval of Rural Utilities Service, United States Department of Agriculture, is required on behalf of Incumbent.

          14.1.4 COMPLIANCE WITH LAWS AND REGULATIONS That the performance of such Party's obligations under this Agreement will not result in a violation in any respect of (i) any applicable Federal, state, local or foreign laws, ordinances, regulations, rulings and orders of government agencies applicable to its business in any respect the violation of which could have a Material Adverse Effect (including Requirements of Law relating to pollution, protection of the environment, releases or threatened releases of pollutants, contaminants, hazardous or regulated substances or wastes into the environment or (ii) any applicable order, Judgment, injunction, award or decree in any respect which could have a Material Adverse Effect on such Party.

          14.1.5 PERMITS Such Party has or will obtain all authorizations, approvals, consents, licenses, Permits and certificates (including, but not limited to all required approvals from the FCC) necessary to conduct their respective businesses and to own, lease and operate its properties as currently or anticipated to be conducted, owned, leased or operated, as the case may be, for which the failure to possess would result in a Material Adverse Effect. No violations are outstanding or uncured with respect to any such Permits and no proceeding is pending to revoke or limit any Permit.

          14.1.6 TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS Except as set forth on SCHEDULE K, such Party has, and will continue to have for the term of this Agreement as set forth in SECTION 3, good and marketable title to all the properties, interests in properties and assets, real, personal or mixed, necessary for the conduct of such Party's business and for the transactions contemplated by this Agreement (including, but not limited to, any rights of way, leasehold interests, easements, proofs of dedication and rights necessary for PathNet to perform its obligations hereunder without any Interference, provided that prevention of such Interference is within the reasonable control of Incumbent) free and clear of all Encumbrances of any kind or character, except

     (i) liens for current taxes not yet due and payable, (ii) Encumbrances securing taxes, assessments, governmental charges or levies or the Encumbrances of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iii) minor Encumbrances of a character that do not substantially impair the assets or properties of such Party or which will not have a Material Adverse Effect on such Party and (iv) first mortgage of Rural Utilities Service, United States Department of Agriculture on all assets of Incumbent.

          14.1.7 LABOR MATTERS Such Party has complied in all material respects with all applicable Federal, state and local laws and ordinances relating to the employment of labor, including the provisions thereof relating to wages, hours, employee benefit plans and the payment of social security taxes, and is not liable for any arrears of wages or any tax related thereto (except for currently accrued and unpaid wages and except for currently accrued withholding, payroll, unemployment and social security taxes payment of which is not overdue) or penalties for failure to comply with any of the foregoing, and neither has received a notice to the contrary from any Governmental Authority. Such Party has not suffered any strike, slowdown, picketing or work stoppage by any union or other group or employees affecting the business of such Party, and no such event or action is threatened.

          14.1.8 NO DISCRIMINATION Such Party currently subscribes and offers and will continue to subscribe and offer to all customers, employees, licensees, and invitees the opportunity to obtain all the goods, services, accommodations, advantages, facilities and privileges of such Party without discrimination because of race, creed, color, sex, age, national origin or ancestry, in accordance with all applicable Federal, state, and local laws relating to equal opportunity and discrimination.

          14.1.9 DISCLAIMER EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PATHNET NOR INCUMBENT MAKES ANY OTHER EXPRESS WARRANTY AND THERE ARE NO IMPLIED WARRANTIES WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT. PATHNET AND INCUMBENT HEREBY DISCLAIM THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

     14.2 REPRESENTATIONS AND WARRANTIES OF PATHNET.

          14.2.1 SERVICES PathNet warrants (i) that the Services will be performed in a workmanlike manner and (ii) that it has or will obtain agreements or arrangements with its employees, agents and Subcontractors sufficient to allow it to provide Incumbent with the Services;


SECTION 15.    DELIVERIES.


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

     15.1 DELIVERIES BY INCUMBENT On or before the Effective Date, Incumbent shall provide to PathNet (i) evidence of ownership by Incumbent of the sites set forth on SCHEDULE B or, in the event Incumbent leases such sites, evidence of Incumbent's leasehold interest in such sites and (ii) copies of all environmental reports, title reports, surveys, specified or legal access, and zoning Permits and licenses relating to the sites set forth on SCHEDULE B.


SECTION 16.    INDEMNIFICATION AS A RESULT OF THIRD PARTY CLAIMS.

     16.1 INDEMNIFICATION BY INCUMBENT Incumbent agrees to indemnify, defend and hold harmless PathNet and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

          (a) any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of systems or other resources provided to PathNet by Incumbent.

          (b) any claims arising out of the untruth, inaccuracy or breach of any representation or warranty of Incumbent set forth in this Agreement.

          (c) the liability of PathNet for (i) any personal injury, disease or death of any person, (ii) damage to or loss of any property, money damages or specific performance owed to any third party (by contract or operation of law) or (iii) any fines, penalties, taxes, claims, demands, charges, actions, causes of action, assessments, environmental response costs, environmental penalties or injunctive obligations caused by, arising out of, or in any way incidental to, or in connection with, actions or omissions of Incumbent, its officers, directors, employees, Subcontractors or agents.

     16.2 INDEMNIFICATION BY PATHNET
 . PathNet agrees to indemnify, defend and hold harmless Incumbent and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

          (a) Any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of systems or other resources provided by Incumbent to PathNet.

          (b) Any claims arising out of the untruth, inaccuracy or breach of any representation or warranty of PathNet set forth in this Agreement.

          (c) The liability of Incumbent for (i) any personal injury, disease or death of any person, (ii) damage to or loss of any property, money damages or specific performance owed to any third party (by contract or operation of law) or (iii) any fines, penalties, taxes, claims, demand charges, actions, causes of action assessments, environmental response costs, environmental penalties or injunctive obligations caused by, arising out of, or in any way incidental to, or in connection with, actions or omissions of PathNet, its officers, directors, employees, Subcontractors or agents.

          (d) The liability of Incumbent arising out of any or all obligations to or contracts with customers to purchase Excess Capacity.

     16.3 INDEMNIFICATION PROCEDURES With respect to any third party claims, the following procedures shall apply:

          (a) NOTICE. Promptly after receipt by an entity entitled to indemnification under SECTION 16.1 or SECTION 16.2 of notice of the commencement or threatened commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a "NOTICE OF ELECTION").

          (b) PROCEDURE FOLLOWING NOTICE OF ELECTION. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that, (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and
     (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the subsection (a) above, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim.
     In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election, if such amount was agreed to without the written consent of the indemnitor.

          (c) PROCEDURE WHERE NO NOTICE OF ELECTION IS DELIVERED. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

     16.4 SUBROGATION In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to SECTION 16.1 or SECTION 16.2, the indemnitor shall, upon payment of such


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


indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.


SECTION 17.    LIABILITY OF THE PARTIES TO EACH OTHER.

     17.1 LIABILITY GENERALLY  Subject to the specific provisions of this
SECTION 16, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the Non-Breaching Party as a result of the Breaching Party's failure to perform its obligations in the manner required by this Agreement and failure to cure such nonperformance as set forth in SECTION 18.1.2.

     17.2 LIABILITY RESTRICTIONS.

          (a) SUBJECT TO SUBSECTION (b) BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

          (b) The limitations set forth in subsection (a) shall not apply with respect to: (i) damages occasioned by the willful misconduct or gross negligence of a Party, (ii) damages occasioned by a non-compliance with any Requirements of Law by either Party, (iii) damages occasioned by improper or wrongful termination of this Agreement or (iv) damages occasioned by a violation of SECTION 12 of this Agreement.

          (c) Each Party shall have a duty to mitigate damages for which the other Party is responsible.

          (d) Each Party shall be liable to the other Party for any actual damages as set forth in SECTION 16.1 only if, and to the extent that the aggregate of all losses arising from or in connection with any such failure to perform obligations in the manner required by this Agreement exceeds ten thousand dollars ($10,000.00), except with respect to any payment obligations set forth in SECTION 4.

     17.3 FORCE MAJEURE

          (a) No Party shall be liable for any breach, default or delay in the performance of its obligations under this Agreement (i) if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country, changes in Requirements of Law relating to the System or to the sale of Excess Capacity, or any other cause beyond the reasonable control of such Party (a "FORCE MAJEURE EVENT"), (ii) provided the non-performing Party is without fault in causing such breach, default or delay, and such breach, default or delay could not have been prevented by reasonable


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

     precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work around plans or other means.

          (b) In such event the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within two (2) days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.


SECTION 18.    INFORMAL DISPUTE RESOLUTION; ARBITRATION.

     18.1 INFORMAL DISPUTE RESOLUTION.

          18.1.1 ROLE OF PROGRAM MANAGER. In the event Incumbent has a dispute, controversy or other complaint relating to PathNet's performance of PathNet's rights and obligations under this Agreement, Incumbent shall have the right to first contact the Program Manager to resolve such dispute, controversy or other complaint. If Incumbent is not satisfied with the resolution provided by the Program Manager, Incumbent may resort to the arbitration procedures set forth in this SECTION 18.

          18.1.2 NOTICE OF BREACH, CURE AND REMEDIES. In the event of a breach by either PathNet or Incumbent (the "BREACHING PARTY"), the other Party (the "NON-BREACHING PARTY") shall send by certified mail a written notice of such breach to the Breaching Party setting forth the specific allegations of such breach. Upon receipt of the notice of breach, the Breaching Party shall have thirty (30) days to cure such breach. In the event the Breaching Party fails to cure such breach, as determined by the Non-Breaching Party in its sole discretion, or the Breaching Party determines, in its sole discretion, that it has cured such breach, either the Breaching Party or the Non-Breaching Party may invoke the arbitration procedures set forth in SECTION 18.2 to resolve whether such breach has been cured.

     18.2 ARBITRATION.

          18.2.1 ARBITRATION; RESOLUTION OF DISPUTES. Subject to SECTION 18.1, any and all disputes and controversies between Incumbent and PathNet concerning the negotiation, interpretation, performance, breach or termination of this Agreement (each a "DISPUTE") shall be subject to resolution as set forth in this SECTION 18.

          18.2.2 SETTLEMENT DISCUSSIONS. Subject to SECTION 18.1, any Dispute shall be attempted to be resolved first through amicable settlement discussions and each Party


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

     shall bear its own costs of such settlement discussions. Each Party hereby agrees to use good faith efforts to reach a settlement through such amicable settlement discussions.

          18.2.3 REFERRAL TO BINDING ARBITRATION. In the event the Parties fail to reach a settlement of the Dispute pursuant to settlement discussions in accordance with SECTION 18.2.2, each Party shall have the right, but not the obligation, to refer such Dispute for final resolution by binding arbitration conducted in St. Louis, MO in accordance with the rules and procedures of the American Arbitration Association. Either Party may elect to require that the arbitration be administered by a panel of three (3) arbitrators and/or that any such arbitrators have expertise in the fields of telecommunications engineering or construction. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Cost of the arbitration, including, reasonable attorney's fees of both Parties, shall be borne by the Party as determined by such arbitrators.

          18.2.4 BINDING EFFECT. The Parties acknowledge and agree that (i) the award in any arbitration shall be final, conclusive and binding on the Parties and (ii) any such arbitration award be a final resolution of the Dispute between the Parties to the same extent as a final judgment of a court of competent jurisdiction.

          18.2.5 USE OF COURTS AND OTHER LEGAL REMEDIES. Each Party covenants and agrees that it shall not resort to any court for legal remedies concerning any Dispute other than to enforce a final decision by the arbitrators or for preliminary, interim or provisional equitable relief in aid of arbitration.

          18.2.6 APPLICABLE LAW. The arbitrator shall determine the claims of the Parties and render their final award in accordance with the governing law of this Agreement as set forth in SECTION 19.5.

          18.2.7 LIMITATION ON AWARDS. Arbitrators may not award (i) incidental, consequential or punitive damages in the resolutions of any Dispute and the Parties hereby waive all rights to and claims for monetary awards other than compensatory damages, except as provided in Section 16.2(d) of this Agreement, (ii) the right to terminate this Agreement or any of the rights and obligations hereunder except pursuant to SECTION 3.3, or (iii) any other right or remedy that contravenes the terms and conditions of this Agreement.

          18.2.8 PERIOD OF LIMITATIONS. In the event the Party claiming a Dispute does not institute binding arbitration within four (4) years after the commencement of settlement discussions pursuant to SECTION 18.2.2, such Party shall forever be barred from bringing a claim on the specific subject matter of such Dispute.


SECTION 19.    MISCELLANEOUS.

     19.1 NOTICES All notices pertaining to disputes arising from this Agreement shall be directed to a corporate entity or employee designated by the signatories as having full rights and


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

responsibilities to address such issues. Notices under this Agreement shall be sufficient only if personally delivered by a commercial prepaid delivery or courier service or mailed by certified or registered mail, return receipt requested to a Party at its address set forth below or as amended by notice pursuant to this SECTION 19.1. All notices shall be delivered as follows:

          If to PathNet:
               Michael A. Lubin, Esquire
               Vice President and General Counsel
               PathNet, Inc.
               1015-31st Street. NW
               Washington, DC  20007
               Tel:  (202) 625-7284
               Fax:  (202) 625-7369

          If to Incumbent:
               Ralph Shaw, General Manager
               Northeast Missouri Electric Power
                 Cooperative
               P.O. Box 191
               Palmyra, MO  63461
               Tel:   (573) 769-2107
               Fax:  (573) 769-4358

     19.2 BINDING NATURE; ENTIRE AGREEMENT PathNet and Incumbent acknowledge that (i) each has read and understands the terms and conditions of this Agreement and agrees to be bound by such terms and conditions, (ii) this Agreement shall be binding on each of PathNet and Incumbent and their respective successors and assigns, (iii) this Agreement is the complete and conclusive statement of the agreement between the Parties, (iv) this Agreement supercedes any and all prior agreements and arrangements between the Parties and all understandings and agreements, oral and written, heretofore made between Incumbent and PathNet are merged in this Agreement which alone, fully and completely expresses their agreement on the subject matter of this Agreement and
(v) this Agreement sets forth the entire agreement on the subject matter hereof.

     19.3 AMENDMENT No modifications of, additions to or waiver of this Agreement shall be binding upon Incumbent or PathNet unless such modification, addition or waiver is in writing and signed by an authorized representative of each Party.

     19.4 SEVERABILITY Contemporaneously herewith, the Parties have entered into this Agreement (collectively, the "Other Agreement"). The Parties acknowledge and agree that (i) the terms and provisions of this Agreement are mutually interdependent, (ii) this Agreement and the Other Agreements are mutually interdependent, (iii) the consideration for entering into each provision of this Agreement and any or all of the foregoing agreements is indivisible, (iv) neither of the Parties would have entered into any of the foregoing agreements unless the other Party agreed to execute and deliver all of the foregoing agreements, (v) it would be contrary to the intention and bargain of the parties if, in the event of the bankruptcy of one of the Parties, such Party sought to assume some but not all of the provisions of this Agreement or some but not all of the foregoing agreements, (vi) it would be contrary to the intention and bargain of the Parties if, in the event of the bankruptcy of one of the Parties, such


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

Party sought to reject some but not all of the provisions of the Agreement or some but no all of the foregoing agreements, (vii) it would be contrary to the intention and bargain of the Parties if a court for any reason were to enforce some but not all of the provisions of this Agreement or were to hold some but not all of the provisions of this Agreement or were to hold some but not all of the provisions of this Agreement to be unenforceable, and (viii) it would be contrary to the intention and bargain of the Parties if a court for any reason were to enforce some but not all of the foregoing agreements or were to hold some but not all of the foregoing agreements to be unenforceable.

     19.5 GOVERNING LAW This Agreement, and the rights and obligations of the Parties hereunder, shall be governed and interpreted in accordance with the laws of the State of Missouri (other than the choice of law rules thereof).

     19.6 SURVIVAL Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive such termination or expiration and continue in full force and effect.

     19.7 ASSIGNMENT At any time and from time to time, PathNet shall have the right to assign this Agreement or any of PathNet's rights and obligations under this Agreement; provided, that in no event shall any such assignment relieve PathNet of its obligations under this Agreement. Incumbent shall not have the right to assign this Agreement or any of its rights and obligations hereunder without the prior written consent of PathNet, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, Incumbent may assign its rights and obligations, in whole but not in part, under this Agreement without the approval of PathNet, to any entity which acquires all or substantially all of the assets of Incumbent or to any subsidiary, Affiliate or successor in a merger or consolidation of Incumbent; provided, that in no event shall any such assignment relieve Incumbent of its obligations under this Agreement.

     19.8 WAIVER
 . Failure or delay on the part of Incumbent or PathNet to exercise any right, power or privilege under this Agreement shall not constitute a waiver of any right power or privilege of this Agreement.

     19.9 RECORDATION Each Party hereby acknowledges that this Agreement may be subject to recordation and the costs, fees or expenses associated with any such recordation shall be borne by the recording Party.

     19.10 GOOD FAITH RENEGOTIATION Notwithstanding anything set forth herein to the contrary, the Parties hereby agree that in the event a Governmental Authority issues a decision, order, rule or other rulemaking of any kind, which necessitates any modification or amendment to this Agreement, the Parties shall negotiate in good faith to modify or amend this Agreement to comply with such decision, order, rule or other rulemaking.


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

     19.11 CONFIDENTIAL TERMS AND CONDITIONS Incumbent shall not disclose, except as required by law or as set forth in SECTION 19.9, the terms and conditions of this Agreement to any third party.

     19.12 INCUMBENT'S DESIGNATED REPRESENTATIVE Incumbent shall on the Effective Date designate in writing a representative who shall have express authority to bind Incumbent with respect to all matters requiring Incumbent's approval or authorization in connection with this Agreement (the "INCUMBENT REPRESENTATIVE"). Such Incumbent Representative shall have the authority to make decisions and grant any and all consents required under this Agreement on behalf of Incumbent and PathNet shall be entitled to rely on any such decision or consent by the Incumbent Representative.

     19.13  PATHNET'S DESIGNATED REPRESENTATIVE   PathNet shall on the Effective
Date designate in writing a representative who shall have express authority to bind PathNet with respect to all matters requiring PathNet's approval or authorization in connection with this Agreement (the "PATHNET REPRESENTATIVE"). Such PathNet Representative shall have the authority to make decisions and grant any and all consents required under this Agreement on behalf of PathNet and Incumbent shall be entitled to rely on any such decision or consent by the PathNet Representative.

     19.14 OUTSOURCING In addition to, and not in place of, any rights of PathNet under this Agreement, PathNet shall have the right to engage third party Subcontractors to perform any or all of PathNet's rights and obligations under this Agreement, provided that PathNet requires all subcontractors to provide evidence of the same insurance coverages required herein of PathNet.

     19.15 UNION AND LABOR RELATIONS Incumbent is a non-union employer and with respect to any services performed by PathNet pursuant to this Agreement, Incumbent will not require PathNet to comply with all applicable labor or union-related agreements, regulations and ordinances and shall not require PathNet to join any union or other labor organization as a condition to performing services contemplated by this Agreement.

     19.16 EXECUTION OF AN AMENDED SCHEDULE B In the event that both Incumbent and PathNet elect to add additional Segments to the System, each of Incumbent and PathNet shall execute and deliver an "AMENDED SCHEDULE B" setting forth (i) the additional paths, sites and specific location information of the additional Segment or Segments, (ii) the consideration PathNet shall pay to Incumbent for such additional Segment (thereby amending SECTION 5.2 with respect to such additional Segment; PROVIDED, HOWEVER, SECTION 5 shall remain in full force and effect with respect to Segment 1 or any other existing Segment) and
(iii) the Incumbent Items, the amount of the Incumbent Estimated Costs and the method of payment of the cost of the Incumbent Items with respect to such additional Segment (thereby amending SECTION 4.1 and SECTION 1 of SCHEDULE C with respect to such additional Segment; PROVIDED, HOWEVER, SECTION 4.1 and
SECTION 1 of SCHEDULE C shall in any event remain in full force and effect with respect to Segment 1 or any other existing Segment.) PathNet's and Incumbent's rights and obligations under this Agreement will commence with respect to such additional Segment or Segments on the date of execution of such AMENDED SCHEDULE B by both Parties which date shall be deemed


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

the "EFFECTIVE DATE" with respect to such Segment for purposes of this Agreement and each reference to SCHEDULE B in this Agreement shall be deemed to refer to such AMENDED SCHEDULE B.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written above.

                                   PATHNET, INC.


                                   By: /s/ Dave Schaeffer
                                      -------------------------------
                                   Name: Dave Schaeffer
                                   Title: Chairman


                                   NORTHEAST MISSOURI ELECTRIC
                                   POWER COOPERATIVE


                                   By: /s/ Ralph E. Shaw
                                      -------------------------------
                                   Name: Ralph E. Shaw
                                   Title: General Manager






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